EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LDK Solar Co., Ltd.:
We consent to the incorporation by reference in the registration statement on Form S-8 of LDK Solar Co., Ltd. of our report dated March 31, 2008, with respect to the consolidated balance sheets of LDK Solar Co., Ltd. and its subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of operations, shareholders' equity and comprehensive (loss) income, and cash flows for the period from July 5, 2005 (date of inception) to December 31, 2005 and the years ended December 31, 2006 and 2007, which report appears in the December 31, 2007 annual report on Form 20-F of LDK Solar Co., Ltd.
/s/ KPMG
KPMG
Hong Kong, China
May 12, 2008